AMENDMENT NO. 1 TO THE
SHARE PURCHASE AGREEMENT
THIS AMENDMENT is made as of January 26, 2023,
BETWEEN:
EMERALD HEALTH THERAPEUTICS, INC., a corporation incorporated under the Business Corporations Act (British Columbia),
("EHT")
-and -
C3 SOUVENIR HOLDING INC., a corporation incorporated under the Canada Business Corporations Act,
("Purchaser")
-and -
VERDÉLITE SCIENCES, INC., a corporation incorporated under the Canada Business Corporations Act,
("Corporation")
-and -
C3 CENTRE HOLDING INC., a corporation incorporated under the Canada Business Corporations Act,
("C3" and together with EHT, Purchaser, Corporation and VPHI the "Parties" and each a "Party")
WHEREAS:
(a)The Parties entered into a share purchase agreement dated November 8, 2022 (the "Share Purchase Agreement");
(b)After November 8, 2022, Corporation and VPHI have taken certain reorganization transactions, which has resulted in Corporation owning all assets and liabilities of VPHI and VPHI being dissolved; and
(c)the Parties wish to amend the Share Purchase Agreement as of and from the date hereof;
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1 INTERPRETATION
Section 1.1    Definitions
In this amendment (the "Amendment"), all defined terms shall have the meanings ascribed thereto in the Share Purchase Agreement, unless otherwise defined herein.
Section 1.2    Inconsistencies
The Share Purchase Agreement, all amendments and supplements thereto and any other document delivered in connection therewith are to be complied with in all respects by the Parties except to the extent that there is any express inconsistency between the provisions of this Amendment and the provisions contained in the Share Purchase Agreement (as amended from time to time) in which case, the provisions of this Amendment shall prevail.
ARTICLE 2
AMENDMENTS TO SHARE PURCHASE AGREEMENT PROVISIONS
Section 2.1    Amendment to Section 2.3
Section 2.3 of the Share Purchase Agreement is hereby deleted in its entirety and replaced by the following:
"Subject to this Article 2, the aggregate consideration payable by the Purchaser to the Vendor for the Purchased Shares and the Quebec IP is twelve million seven hundred ten thousand Canadian dollars (CDN$12,710,000) (the "Purchase Price"), on a cash-free debt-free basis, subject to adjustments in accordance with Section 2.9."
Section 2.2    Amendment to Section 2.4
Section 2.4 of the Share Purchase Agreement is hereby deleted in its entirety and replaced by the following: "The Purchase Price shall be paid and satisfied by the Purchaser as follows:
(a)application of the Deposit to the Purchase Price;
(b)Seven million seven hundred ten thousand dollars (CDN$7,710,000) due on the Closing Date (the "First Instalment");
(c)Five hundred thousand dollars (CDN$500,000), payable in five (5) equal monthly installments of one hundred thousand dollars (CDN$100,000) (the "Principal Amount"), payable on the last day of each month beginning on December 31, 2023, and ending on April 30, 2024, together with simple interest thereon at a rate of 8% per annum from the Closing Date until the date of payment, payable at the same time as each Principal Amount;
(d)Three million seven hundred fifty thousand dollars (CDN$3,750,000.00), payable in three (3) equal instalments of one million two hundred fifty thousand dollars (CDN$1,250,000), payable on each of the 18-month ("Term 1"), 30-month ("Term 2"), and 42-month ("Term 3") anniversaries of the Closing Date (the "Principal Installment Payments"), together with interest at the compounded annual rate of equal to the Prime Rate plus 1.55% per annum during Term 1, the Prime Rate plus 3.55% per annum during Term 2, and Prime Rate plus 5.55% per annum during Term 3, (the Term 1, Term 2 and Term 3 interest payments are hereinafter collectively referred to as the "Interest"), payable at the end of Term 3, (the Principal Installment Payments and the Interest are collectively referred to as the "Balance of Purchase Price").
(e)At any time during Term 1 or Term 2, the Purchaser shall have the option to prepay the Principal Instalment Payments in full and, if the Purchaser does prepay the then outstanding Principal Instalment Payments prior to the end of Term 2, the effective interest rate for the Balance of Purchase Price shall be fixed at a compounded annual rate of Prime Rate plus 1.55% for the entire period from Closing until the date of payment of the Principal Instalment Payments in full.
(f)If the Purchaser fails to pay any Principal Instalment Payment when due in accordance with Section 2.4(c), (i) the interest rate for Term 1 will be increased to Prime Rate plus 5.55% per annum, effective from the first day of Term 1, (ii) the interest rate for Term 2 will be increased to Prime Rate plus 7.55% per annum, effective from the first day of Term 2 and (iii) the interest rate for Term 3 will be increased to Prime Rate plus 9.55%per annum, effective from the first day of Term 3.
(g)The Balance of Purchase Price, the Principal Amount and interest thereon will be secured at Closing by way of the Purchaser providing the Vendor with: (i) a hypothec/mortgage/charge (the "Charge") in the form attached as Schedule 2.4(f)(i) registered on the title against all of the Purchaser’s current and future tangible movable/personal property, financial instruments (including the capital stock of the Buyer), inventory, accounts receivable, claims and receivables, cash and deposits, and intellectual property, including the proceeds of the sale of any such assets (collectively, the “Movable Property”); and (ii) the Quebec IP Assignment Agreements being placed in escrow with counsel for the Vendor to be held pursuant to an escrow agreement among counsel to the Vendor, the Vendor and the Purchaser (the "Quebec IP Escrow Agreement", together with the Charge, the "Security Arrangements"), in the form attached as Schedule 2.4(f)(ii). The Charge shall be second only in priority to a Tier 1 financial institution’s first charge not to exceed a maximum of one million five hundred thousand ($1,500,000), or any other mutually acceptable guaranty or security as determined by the Parties if required to implement the Contemplated Financing.
(h)On the Adjustment Date, the Adjustment Amount, if any, shall be paid by the Vendor to the Purchaser, or vice versa, in accordance with Section 2.9.
(i)For clarity, all Taxes payable by the Corporation and/or VPHI (including for greater certainty those set out in Section 3.1.16 of the Disclosure Letter) shall have been paid by the Vendor directly to the applicable Governmental Authority by the Closing Date (with evidence of payment and/or the applicable release and discharge received from the applicable Governmental Authority), to be provided to Purchaser at Closing Date, including without limitation, any amount owing disclosed in Schedule 3.1.16.
Section 2.3    Amendment to Section 2.5
Section 2.5 of the Share Purchase Agreement is hereby deleted in its entirety and replaced by the following:
"The Purchase Price will be allocated as follows:
(a)Twelve million seven hundred and nine hundred and ninety nine dollars ($12,709,999) for the Purchased Shares; and
(b)One dollar ($1.00) for the Québec IP."
Section 2.4    Amendment to Section 3.1.16(a)
Section 3.1.16(a) of the Share Purchase Agreement is hereby deleted in its entirety and replaced by the following:
"Tax Returns. Each such Tax Return was correct and complete in all material respects. Copies of all Tax Returns prepared and filed by the Corporation and VPHI during the past four (4) fiscal years (if applicable) ending prior to the date hereof will be given to the Purchaser on or before the Closing Date."
Section 2.5    Amendment to Section 4.7(a)
Section 4.7(a) of the Share Purchase Agreement is hereby deleted in its entirety and replaced by the following:
"Tax Returns. The Vendor shall prepare or cause to be prepared, all income Tax Returns of the Corporation and VPHI due for the periods up to and including the Closing Date, including any Tax Returns which are required to be filed after the Closing Date, with respect to any taxation year ending as a result of the Closing for which income Tax Returns have not been filed as of the Closing Date ("Stub Returns"). Such Stub Returns shall be prepared and filed on a basis consistent with applicable Laws and the past practices and procedures."
Section 2.6    Additional Provisions
The Parties agree that the Share Purchase Agreement is amended by adding the following provisions after Section 2.9:

"2.10 Verdélite Excise Bond
The Parties acknowledge that the Corporation has paid a bond to the Canada Revenue Agency in the amount of $166,623 pursuant to the Excise Tax Act (Canada) (the "Verdélite Excise Bond") and that Purchaser expects to keep this bond in place. The Parties also acknowledge that C3 has paid a bond to the Canada Revenue Agency in the amount of $199,500 pursuant to the Excise Tax Act (Canada) (the "C3 Excise Bond") and that Purchaser expects this bond to be refunded prior to June 30, 2023, but certainly no later than December 31, 2023. Purchaser covenants and agrees to use its best efforts to obtain a refund of the C3 Excise Bond and will promptly provide to EHT notification once the C3 Excise Bond has been refunded. Purchaser will pay the amount of the Verdélite Excise Bond to EHT no later than five business days of receipt by C3 of the refund of the C3 Excise Bond from the Canada Revenue Agency.
Section 2.7    Amendment to Section 3.2.3
The Parties agree that the Share Purchase Agreement is amended by deleting the following words of the first sentence of Section 3.2.3:
"Except as set forth in Section 3.2.3 of the Purchaser Disclosure Letter,"
Section 2.8    Disclosure Letter
(a)Section 3.1.2 of the Disclosure Letter is hereby deleted in its entirety and replaced by the following:
"The following are the directors and officers of the Corporation and VPHI:
Corporation
•Bobby Rai and Punit Dhillon are the Directors
•Punit Dhillon is the sole Officer with the title of Chief Executive Officer
(b)Section 3.1.16 of the Disclosure Letter is amended by deleting the following:
"(2) These filings will be completed by November 11, 2022."
(c)Section 3.1.27 of the Disclosure Letter is amended by adding the following:
"The roof of the premises requires certain repairs to remediate leaks caused by snow and ice which are estimated to cost approximately $50,000 to repair."
(d)Section 3.1.38 of the Disclosure Letter is hereby deleted in its entirety and replaced by the following:
"Corporation:
•Bank of Montreal, Account No. 27861115037
Authorized Signatories
oPunit Dhillon, Kaitlyn Arsenault and Adam Browning1
VPHI:
•Bank of Montreal, Account No. 278611150462 Authorized Signatories
1 Note: Adam Browning has general access to the BMO's online portal but he has no authorization to process payments.
2 Note: This bank account is still under VPHI's prior name, 9353 8460 Quebec Inc.

oMoe Jiwan, Punit Dhillon, and Adam Browning3
The Table below identifies the individuals with access to the bank accounts for the Corporation and VPHI:

Name	Account Access	Entity
Kaitlyn Arsenault	Signor/Transaction Approver	Corporation & VPHI
Punit Dhillon	Signor/Transaction Approver	Corporation & VPHI
Adam Browning	Transaction Approver	Corporation & VPHI"
Section 2.9    Effect of Amendment
Except with respect to the modifications expressly implemented in accordance herewith, the content of this Amendment shall not in any way be interpreted as modifying the terms and conditions of the Share Purchase Agreement and it contains no other modification, whether implicit or ancillary and no other change in any other respect; the Share Purchase Agreement remains in effect unchanged in accordance with its terms and conditions.
ARTICLE 3 GENERAL
Section 3.1    Further Assurances
Each of the Parties hereto will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence the full intent and meaning of this Amendment.
Section 3.2    No Waiver
Failure of a Party hereto to insist upon the strict performance of any term or condition of this Amendment or to exercise any right, remedy or recourse hereunder shall not be construed as a waiver or relinquishment of any such term and condition.
Section 3.3    Successors, Assigns and Assignment
This Amendment will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto. This Amendment may not be assigned by any Party other than in compliance with and concurrently with the Share Purchase Agreement.
Section 3.4    Amendments and Waivers
No amendment of this Amendment or further amendment to the Share Purchase Agreement shall be valid or binding unless set forth in writing and duly executed by each of the Parties. No waiver of any breach of any provision of this Amendment shall be effective or binding unless made in writing and signed by the Party purporting to give same and, unless otherwise provided, will be limited to the specific breach waived.
Section 3.5    Governing Law
This Amendment shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the Province of British Columbia and the laws of Canada in force in such Province (excluding any rule or principle of the conflict of laws which might refer such construction or interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the nonexclusive jurisdiction of the courts of Québec, judicial district of Montréal, with respect to any matter arising hereunder or related hereto.
3 Note: Adam Browning has general access to the BMO's online portal but he has no authorization to process payments.

Section 3.6    Severability
If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 3.7    Counterparts, Execution
This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
* * * * * * *

IN WITNESS WHEREOF the Parties have executed this Amendment on the date first written above.
EMERALD HEALTH THERAPEUTICS, INC.
By: /s/ Punit Dhillon

Punit Dhillon
Authorized Signing Officer

C3 SOUVENIR HOLDING INC..
By: /s/ Jonathan Morrison

Jonathan Morrison
Authorized Signing Officer

VERDÉLITE SCIENCES, INC.
By: /s/ Punit Dhillon

Punit Dhillon
Authorized Signing Officer

C3 SOUVENIR HOLDING INC..
By: /s/ Jonathan Morrison

Jonathan Morrison
Authorized Signing Officer

[Signature Page to Amendment No. 1 to the Share Purchase Agreement]